Exhibit 99.2

For Immediate Release

	Company Contact:	Agency Contact:
	Marty McDermut	Cathy Mattison
	Vitesse Semiconductor	LHA
	+1.805.388.3700	+1.415.433.3777
	invest@vitesse.com	VTSS@lhai.com

Vitesse Prices Underwritten Public Offering of Common Stock

CAMARILLO, Calif. – June 19, 2013 – Vitesse Semiconductor Corporation (NASDAQ: VTSS) today announced the pricing of an underwritten public offering of 16,300,000 shares of its common stock at a price to the public of $2.15 per share. The Company has also granted to the underwriters a 30-day option to purchase, at the same price per share as the underwriters paid for the initial shares, an additional 2,420,000 shares to cover over-allotments in connection with the offering. After deducting the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $32.6 million, assuming no exercise of the over-allotment option.

The offering is expected to close on or about June 25, 2013, subject to customary closing conditions. Needham & Company, LLC is acting as the sole book-running manager of the offering. Craig-Hallum Capital Group LLC and Imperial Capital, LLC are acting as co-managers.

Vitesse intends to use the net proceeds from the offering for working capital and general corporate purposes. A portion of the net proceeds also may be used to repay or restructure indebtedness. The shares described above are being offered by Vitesse pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained, when available, from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, 800.903.3268, or by e-mail to prospectus@needhamco.com.

About Vitesse

Vitesse designs a diverse portfolio of high-performance semiconductor solutions for Carrier and Enterprise networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing and SMB/SME Enterprise Networking.

###

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

VTSS-F

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of the conditions to closing of the offering, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.